Exhibit 99.1

For Immediate Release

Contact: Kristen E. Lancia, CFMP, Vice President

Email: kristen.lancia@waynebank.com

Phone: (570) 253-8594

Wayne Bank Ranks in Top 100 Performing Banks in U.S.

Honesdale, PA – American Banker has conducted its rankings of the top-performing banks of 2023. Wayne Bank has been evaluated by American Banker on profitability, efficiency, capital adequacy, and asset quality based on a three-year average return. Jim Donnelly, President and Chief Executive Officer of Wayne Bank, is pleased to announce that Wayne Bank has ranked number eighty-four out of two hundred in the $2 billion to $10 billion asset size category.

Financial industry professionals turn to American Banker, every day and throughout the day, to stay maximally informed — drilling down on complex issues, keeping up with breaking news, and downloading research and data.

“We are honored to be recognized for our strong financial performance. For over 150 years, we have been committed to helping our employees, customers, and communities we serve achieve their financial goals,” stated Mr. Donnelly.

Wayne Bank is a subsidiary of Norwood Financial Corp., Member FDIC, and is located in Honesdale, Pennsylvania. The Bank has 29 Community Offices serving Wayne, Pike, Monroe, Lackawanna, and Luzerne Counties in Pennsylvania, along with Delaware, Sullivan, Otsego, Ontario, and Yates Counties in New York, including those offices operating under the Bank of Cooperstown and Bank of the Finger Lakes brands. The stock trades on the NASDAQ Global Market under the symbol— NWFL

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